FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
INDYMAC PROVIDES UPDATE ON 2006 RESULTS
PASADENA, Calif. – Jan. 16, 2007 –
Dear Shareholders and other Indymac Stakeholders:
Unfortunately, we are starting the year off with some bad news.
Based on the earnings forecast we provided after the end of last quarter, we anticipated that our EPS for the fourth quarter would be $1.35 (in a range of $1.30 to $1.40). However, last week, as we began to complete our quarterly accounting “roll-up”, it became clear that our Q4 earnings would be substantially below our forecast. While our internal quarterly accounting certification process is not yet complete and adjustments could still be made as we finalize our accounting, we now expect to report approximately $0.97 EPS for the quarter when we release earnings as scheduled on January 25th.
This shortfall reflects the challenging times being faced by the mortgage and housing industries and the difficult nature of forecasting earnings in our business. I have stated many times before that Indymac is not immune to deteriorating mortgage industry conditions, and it is clear now that during the fourth quarter industry conditions continued to erode. While we have not yet completed our detailed analysis of all of the variances, our assessment as of today is that the main differences between our prior forecast of $1.35 and what looks to be our earnings of $0.97 are the following:
1.	An increase in credit costs related to the loan loss provision, secondary market reserve, and marking-to-market delinquent loans held-for-sale and residuals and non-investment grade securities;

2.	A reduction in net interest margin related to loans held-for-sale and the thrift investment portfolio due to yield curve inversion and the fact that our loan production mix shifted more toward fixed rate and intermediate term fixed rate loans;

3.	A decline of the servicing/interest-only securities portfolio return on equity (ROE) from a high level of 30 percent last quarter to a more normalized level, in addition to a forecasted sale of some securities (at a gain) that did not occur; and

4.	As an offset to the above shortfalls, a tax benefit, reflecting the reduction of our annual effective tax rate from 39.5 percent to 39.1 percent. The effective rate declined as a result of doing more business in lower tax-rate states than in California.
While I and the rest of Indymac’s management team are clearly disappointed with our shortfall from expectations, stepping back from this situation ... if we do report EPS of $0.97 for the quarter, this would represent a 14.6 percent ROE ... in a very challenging market for housing and the mortgage business. This ROE would still be significantly better than the average ROE reported for the third quarter for the top ten thrifts, excluding Indymac, of 10.3 percent, while at the same time many mortgage companies and mortgage divisions of major financial institutions reported losses.
In addition, if we report $0.97 for the fourth quarter as now anticipated, we would still earn an all-time record $4.82 for 2006, representing a 19.1 percent ROE and a 9 percent increase from 2005 .... in a year where industry volumes were down 17 percent, the third year in a row of down industry volumes. In comparison, our research indicates that a majority of the top ten thrifts will report EPS declines for 2006, while only Indymac and a few others will grow EPS for the year.
Despite our solid performance in a tough market, I understand that Indymac’s reputation has been hurt by this earnings miss, and I take full responsibility for this situation. While our internal forecasting processes have been generally predictive of actual earnings in the past and we have had few earnings surprises prior to this quarter, as we have stated in past press releases, in our industry – which has significant operating leverage – actual earnings and future prospects can change rapidly, making it a challenge to forecast future earnings. Nonetheless, we feel strongly that management has a responsibility to provide earnings forecasts to its shareholders to the best of its ability. Accordingly, we will have an updated 2007 forecast when we formally release earnings on January 25th, and, at that time, we will present an action plan of key steps we will take to improve our prospects and continue to outperform our peers in the current market environment. As one of these steps, I will be recommending to our board of directors that we not increase our quarterly dividend but maintain it at the current level of $0.50 per share for this quarter. We also plan to explore stock repurchases, a step we have successfully used in the past, as a way to enhance shareholder value.

Thank you again for the trust and confidence you have placed in Indymac and its team. We will continue to work tirelessly to ensure that your trust and confidence are justified.
Very truly yours,
Michael W. Perry
Chairman and Chief Executive Officer
* * * * * * *
On Thursday, Jan. 25, 2007, at 8:00 a.m. PT (11:00 a.m. ET), Mr. Perry will host a live Webcast and conference call to review fourth quarter and full year 2006 financial results, which are scheduled to be released before the market opens on that morning. A slide presentation will accompany the Webcast/conference call and can be accessed along with Indymac’s Form 8-K via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Please R.S.V.P. for the call at (800) 289-0579 or (719) 457-2550 (international) access code #9448230.

•	Internet Webcast access will be available at: http://www.indymacbank.com

•	The telephone dial-in number is (877) 502-9274 or (913) 981-5584 (international) access code #9448230; and

•	The replay number is (888) 203-1112 or (719) 457-0820 (international) access code #9448230.
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning on Jan. 25 at 12:00 p.m. PT through 10:00 p.m. PT on Jan. 30 and will be available on Indymac’s Website at www.indymacbank.com.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 9th largest mortgage originator in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. Indymac is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com

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